Calculation of Filing Fee Tables
S-8
TELEDYNE TECHNOLOGIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	4,000,000	$ 630.28	$ 2,521,120,000.00	0.0001381	$ 348,166.67
Total Offering Amounts:						$ 2,521,120,000.00		$ 348,166.67
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 348,166.67
Offering Note
[1]	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"). (1) Represents additional shares of the Registrant's common stock to be registered and available for grant under its amended and restated Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan (as amended and restated, the "Amended Plan"). The Registrant's stockholders approved an increase to the aggregate number of shares of common stock available for issuance under the Amended Plan on April 22, 2026. (2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices for the Registrant's common stock reported on the New York Stock Exchange on April 16, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources